UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 27, 2016

NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2016, the Board of Directors of Natural Gas Services Group, Inc. made a corporate governance enhancement to its Bylaws by amending the Bylaws to require a majority vote in connection with the uncontested elections of Directors.

Implementing Majority Voting
Section 10 of Article II of the Bylaws was amended to provide for a majority voting standard in uncontested director elections. Under the new majority voting standard, a nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For this purpose, abstentions and broker non-votes will not count as votes cast. Directors will continue to be elected by plurality vote at any meeting of shareholders where the number of director nominees exceeds the number of directors to be elected, commonly referred to as a contested election. In the event a director fails to receive a majority of the votes cast in an uncontested election, the Board of Directors may, within its powers, decrease the number of directors, fill the vacancy, or take other appropriate action.

Under Colorado law, the amendment to the Bylaws will not become effective until approved by our shareholders. We are seeking shareholder approval of the amendment at our annual meeting of shareholders scheduled on June 16, 2016. In connection with the amendment to the Company’s Bylaws and if approved by our shareholders, the Board of Directors will revise its director resignation policy to provide that any incumbent director who does not receive a majority of the votes cast is required to tender his or her resignation.

The foregoing description of the amendment to the Company’s Bylaws is qualified in its entirety by reference to the copy of the Bylaws, as amended, which is filed as Exhibit 3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3	Amended Bylaws of Natural Gas Services Group, Inc. as of April 27, 2016 (subject to shareholder approval)

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: May 2, 2016	By:	/s/ Stephen C. Taylor
Stephen C. Taylor, President & Chief Executive Officer